EXHIBIT 99.1

THE WENDY’S COMPANY ANNOUNCES $1.4 BILLION SHARE REPURCHASE PROGRAM,
SALE OF BAKERY OPERATIONS AND UPDATES 2015 AND LONG-TERM OUTLOOK

Dublin, Ohio (June 3, 2015) – The Wendy’s Company (NASDAQ: WEN) today announced that its Board of Directors has authorized a new $1.4 billion share repurchase program. The Company also updated its 2015 and long-term outlook to reflect the anticipated impact of the repurchase program, its recently completed refinancing and the sale of its bakery operations.

“Our recent operating results, along with the shareholder-value enhancing initiatives and updated outlook announced today demonstrate continued progress with our brand transformation,” President and Chief Executive Officer Emil Brolick said. “The growth reflected in our long-term outlook, especially our expectations for steadily increasing Adjusted EBITDA margins, demonstrates the higher quality of earnings we are generating as a result of our system optimization initiative, which remains on track for completion in 2016. The enhanced earnings stream includes increased royalties and rental income from the 674 properties we own.”

Board authorizes a $1.4 billion share repurchase program; Company to commence $850 million share repurchase program today, June 3
The Company's Board of Directors authorized a new share repurchase program for up to $1.4 billion of the Company's common stock (or approximately 30 percent of the Company's market capitalization as of May 29, 2015) through the end of 2016.

The Company intends to repurchase shares with existing cash on its balance sheet, cash flow from operations, net proceeds of approximately $925 million from its recently completed securitization refinancing, expected pretax proceeds of approximately $400 to $475 million (approximately $350 million after tax) from the third phase of its system optimization initiative and after-tax proceeds of approximately $50 million from the sale of its bakery operations.

As part of the new authorization, the Company will commence an $850 million share repurchase program today, June 3, including a modified “Dutch Auction” tender offer to repurchase up to $639 million of its common stock at a price range between $11.05 and $12.25 per share. The terms and conditions of the tender offer are available in an Offer to Purchase and the related Letter of Transmittal that the Company will file today with the Securities and Exchange Commission.

The tender offer is part of an $850 million stock buyback program, which also includes a separate purchase of up to $211 million of the Company’s common stock from the Company’s largest shareholder, the Trian Group. At the Company’s request, to maximize liquidity for other shareholders, avoid impacting the purchase price received by shareholders participating in the tender offer, and provide certainty regarding Trian’s participation in the stock buyback program, Trian has agreed, under a purchase agreement with the Company, not to tender or sell any of its shares in the tender offer. Under the same agreement, the Company has agreed, following the completion of the tender offer, to purchase from Trian a pro rata amount of its shares (based on the number of shares the Company purchases in the tender offer) at the same price received by shareholders who participate in the tender offer.

The Company expects to use the remaining $550 million of its $1.4 billion share repurchase authorization before the end of 2016, as funds become available from the Company’s system optimization initiative. The Company plans to announce its intentions regarding the timing and mechanism(s) for future share repurchases at a later date.

Trian, which owns an aggregate of approximately 24.8 percent of the Company’s outstanding common stock, intends over the next few months to reduce its ownership position in the Company to between 17 and 19.68 percent through the sale to the Company pursuant to the purchase agreement, and through additional sales in the open market and / or privately negotiated transactions. Investors should refer to the Offer to Purchase for additional details regarding Trian’s intentions regarding its position in the Company’s stock.

Nelson Peltz, Chairman of the Board of the Company and Chief Executive Officer and a founding partner of Trian Fund Management, said the planned sales are the result of adjustments Trian is making to its portfolio. “We are very pleased with Wendy’s on-going transformation and outlook,” Peltz said. “Immediately following the sales, Trian will still be the Company’s largest stockholder, based on current ownership information, and we look forward to continuing to work closely with other members of the board, along with Emil Brolick and his leadership team.”

During the third quarter of 2014, the Company’s Board of Directors authorized a share repurchase program for up to $100 million of the Company’s common stock through the end of 2015. Through May 29, 2015, the Company had repurchased 8.6 million shares for $85.5 million at an average price of $9.90 per share. As of May 29, 2015, approximately $14.5 million remains under this share repurchase authorization. The Company expects to use the full amount of the authorization before it expires at the end of 2015.

“Our recent dividend increases and share repurchases, together with our new $1.4 billion share repurchase authorization, are important elements of our financial management strategy,” Chief Financial Officer Todd Penegor said. “We are confident our strong balance sheet, financial flexibility and cash flow will enable us to comfortably fund our growth initiatives while returning significant capital to shareholders. In addition, we reaffirm our commitment to growing our dividend in line with Adjusted Earnings Per Share growth, which we now expect to exceed 20 percent beginning in 2018, primarily as a result of our new share repurchase authorization.”

Company completes $2.275 billion securitized financing facility
The Company has completed its $2.275 billion securitized financing facility within its target leverage ratio, at approximately six times net debt to 2014 Adjusted EBITDA of $370.8 million. The Company plans to use the net proceeds from the sale of the Notes for general corporate purposes, including the return of cash to shareholders.

The new facility consists of $875 million of 3.371 percent Fixed Rate Senior Secured Notes, $900 million of 4.080 percent Fixed Rate Senior Secured Notes, and $500 million of 4.497 percent Fixed Rate Senior Secured Notes in a privately placed whole business securitization transaction. The anticipated repayment dates of the Notes are 4.25, 7 and 10 years, respectively.

The Company also entered into a purchase agreement for the issuance of $150 million in Variable Funding Notes, which will allow the Company to issue letters of credit and borrow from time to time on a revolving basis.

 “We have successfully completed the securitization at an attractive fixed interest rate for an extended period,” Penegor said. “The new debt structure provides for increased financial flexibility and leverages our ability to generate consistent, stable free cash flow.”

Company closes on sale of bakery operations
The Company has closed on the previously announced sale of its bakery operations. The Company’s updated outlook reflects the impact of this divestiture, as well as the impact of its recent debt refinancing and newly authorized $1.4 billion share repurchase program. The Company expects to report the gain on this sale as well as the results from its bakery operations in Discontinued Operations in its financials.

Company issues updated 2015 outlook
The Company reaffirmed that its business trends remain on track to achieve the 2015 outlook issued in its first-quarter earnings release on May 6. The updates to the Company’s 2015 outlook listed below reflect the impact of its recently completed refinancing, sale of its bakery operations and the newly authorized $1.4 billion share repurchase program.

The Company’s 2015 outlook includes the benefit of a 53rd operating week. The Company expects that the impact of the Affordable Care Act will partly offset this benefit.

The Company now expects 2015 Adjusted EBITDA of approximately $375 million to $385 million. This represents an increase of 5 to 8 percent compared to the Company’s 2014 Adjusted EBITDA results, excluding about $16 million of EBITDA attributable to the Company’s bakery operations.

The Company now expects 2015 Adjusted Earnings Per Share of approximately $0.31 to $0.33. This represents an increase of 10 to 17 percent compared to the Company’s 2014 Adjusted EPS results, excluding approximately $0.02 per share of earnings attributable to its bakery operations.

The Company remains on target for general and administrative expense of approximately $250 million in 2015.

Based on its results and current trends in the year to date, the Company continues to expect:
▪	Same-restaurant sales growth of 2.5 to 3.0 percent at Company-operated restaurants.
▪	Company-operated restaurant margin of 16.5 to 17.0 percent, an improvement of approximately 70 to 120 basis points compared to 15.8 percent in 2014. This estimate includes the benefit of same-restaurant sales increases, partly offset by an increase in commodity costs of approximately 1.5 percent (or 40 basis points), driven primarily by higher costs for fresh beef.
▪	A reported tax rate of approximately 41 to 42 percent. The increase compared to the 2014 reported tax rate of 39.7 percent is primarily due to goodwill disposed of in connection with the sale of Company-operated restaurants which is non-deductible for income tax purposes.

The Company now expects capital expenditures of approximately $240 to $250 million, due primarily to the sale of the Company’s bakery operations.

The Company continues to expect its total 2015 depreciation and amortization expense to approximate its 2014 levels, including the impact of accelerated depreciation in both years.

The Company’s 2015 outlook assumes the ownership of approximately 380 fewer restaurants at year end 2015 compared to 957 Company-operated restaurants at year-end 2014.

The Company’s expected year-end restaurant count contemplates the anticipated sale of approximately 100 restaurants from its Canadian system optimization initiative, in addition to the planned sale of approximately 280 of the 540 additional domestic restaurants the Company intends to sell by the middle of 2016.

Company issues updated long-term outlook
The Company reaffirmed that its business trends remain on track to achieve the long-term outlook issued in its first-quarter earnings release on May 6. The updates to the Company’s long-term outlook listed below reflect the impact of its recently completed securitization refinancing, sale of its bakery operations and the newly authorized $1.4 billion share repurchase program.

The Company’s expected restaurant count for its long-term outlook contemplates the anticipated sale of approximately 100 restaurants from its Canadian system optimization initiative, in addition to the planned sale of approximately 540 additional domestic restaurants that the Company intends to sell by the middle of 2016 as part of its system optimization initiative.

The Company expects high single-digit Adjusted Earnings Per Share growth in 2016 and Adjusted Earnings Per Share growth in the high teens in 2017. Due primarily to the expected benefit of the Company’s share repurchase plans announced today, the Company now expects Adjusted Earnings Per Share growth of greater than 20 percent beginning in 2018.

The Company continues to expect flattish Adjusted EBITDA in 2016, followed by low-single digit Adjusted EBITDA growth in 2017 and high single-digit Adjusted EBITDA growth in 2018.

The Company continues to expect significantly lower annual capital expenditure requirements, beginning in 2016, primarily as a result of the Company’s system optimization initiative. Due primarily to the sale of its bakery operations, the Company now expects capital expenditures of approximately $130 to $140 million in 2016, followed by approximately $75 to $85 million in 2017 and approximately $70 million in 2018.

The Company’s long-term outlook includes the expectation for average annual Systemwide same-restaurant sales growth of approximately 2.25 to 3.0 percent beginning in 2016.

In addition, the Company continues to expect Adjusted EBITDA margins as follows:
•	In 2015: 20 to 22 percent
•	In 2016: 28 to 30 percent
•	In 2017: 32 to 34 percent
•	In 2018: approximately 35 percent

The Company also continues to expect to achieve the following system goals by the end of 2020:
•	Average unit sales volumes of $2.0 million
•	Restaurant margins of 20 percent
•	A sales-to-investment ratio of 1.3 times for new restaurants
•	Restaurant development growth of 1,000 new restaurants (excluding closures)
•	The reimaging of 60 percent of Wendy’s North America Systemwide restaurants

The Company expects to maintain a long-term leverage ratio of approximately five to six times net debt to trailing twelve-month Adjusted EBITDA.

Conference call and webcast scheduled for 9 a.m. today, June 3
The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company's website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Forward-looking statements
This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements.

For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:
(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;
(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;
(3)	the ability to effectively manage the acquisition and disposition of restaurants;
(4)	cost and availability of capital;
(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;
(6)	the financial condition of the Company’s franchisees;
(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;
(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism, or security breaches of the Company’s computer systems;
(9)	the effects of negative publicity that can occur from increased use of social media;
(10)	the availability of suitable locations and terms for the development of new restaurants;
(11)	risks associated with the Image Activation program;
(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;
(13)	changes in debt, equity and securities markets;
(14)	goodwill and long-lived asset impairments;
(15)	changes in interest rates;
(16)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;
(17)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings;
(18)	risks associated with the Company’s recent securitization financing and recapitalization, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital;
(19)	risks relating to stock repurchase programs approved by the Board of Directors, including the program announced on June 3, 2015 to repurchase up to $1.4 billion in aggregate purchase price of our outstanding common stock through the end of 2016; and
(20)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control.  Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact.

The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure regarding non-GAAP financial measures
Adjusted EBITDA, Adjusted EBITDA margin (calculated as Adjusted EBITDA divided by total revenues) and Adjusted Earnings Per Share, which exclude certain expenses, net of certain benefits, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”). Because all companies do not calculate Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way The Wendy’s Company calculates such measures and should not be considered as alternative measures of net income, operating profit margin or earnings per share.

Because certain income statement items needed to calculate net income and operating profit margin vary from quarter to quarter, the Company is unable to provide projections of net income, operating profit margin or earnings per share, or a reconciliation of projected Adjusted EBITDA to projected net income, projected Adjusted EBITDA margin to projected operating profit margin, or projected Adjusted Earnings Per Share to projected earnings per share. The Company’s presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share does not replace the presentation of the Company’s financial results in accordance with GAAP.

Changes to presentation in statement of operations
Prior to fiscal 2015, the Company reported its system optimization initiative as a discrete event and separately included the related gain or loss on sales of restaurants, impairment losses and other associated costs along with other restructuring initiatives, in “Facilities action (income) charges, net.” As a result of the Company’s plans to reduce its ongoing company-owned restaurant ownership to approximately 5 percent of the total system, commencing with the first quarter of 2015, all gains and losses on dispositions are included on a separate line in our statements of operations, “System optimization losses (gains), net” and impairment losses recorded in connection with the sale or anticipated sale of restaurants are reclassified to “Impairment of long-lived assets.” In addition, the Company retitled the line, “Facilities action (income) charges, net” to “Reorganization and realignment costs” in its statements of operations to better describe the current and historical initiatives included given the reclassifications described above. The Company believes the new presentation will aid users in understanding its results. The Company has provided reclassified quarterly 2014 statements of operations and updated reconciliations of non-GAAP measures on the Investors section of its website under “Non-GAAP Financial Measures.”

Important information regarding the anticipated tender offer
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The anticipated tender offer described in this press release has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms described in this press release or at all. If the Company commences the offer, the offer will be made solely by an Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Stockholders and investors are urged to read the Company’s commencement tender offer statement on Schedule TO anticipated to be filed with the SEC in connection with the offer, which will include as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information.

If the Company commences the offer, each of these documents will be filed with the SEC, and, when available, investors may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information agent in connection with the offer.

About The Wendy’s Company
The Wendy's Company is the world's third-largest quick-service hamburger company. The Wendy's system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor contact:
David D. Poplar, Vice President of Investor Relations
(614) 764-3311
david.poplar@wendys.com

Media contact:
Bob Bertini
(614) 764-3327
bob.bertini@wendys.com